Exhibit 10.3

BILL OF SALE

For $10.00 and other good and valuable consideration paid and received in hand, Atlas Minerals Inc. ("Atlas") does hereby sell without warranty of any kind, express or implied, its entire interest in and to the Atlas exploration property database described on Exhibit A hereto, which at the time of sale is stored in Reno, Nevada, to Platoro West Incorporated ("Platoro") subject to the terms contained in the Letter of Agreement of same date by and between the parties, a copy of which is attached hereto as Exhibit B, a part hereof.

Platoro hereby agrees and acknowledges that Atlas and its subsidiaries shall not be held liable for any reliance on the Atlas database made by Platoro or its successors in interest, agreeing that any reliance on the Atlas database shall be on the advice of its own experts. Atlas makes no representations or warranty as to the accuracy or completeness of the subject database.

"Gregory M. French"
ATLAS MINERALS CORP.

06/10/00
DATE

"William M. Sheriff"
PLATORO WEST INCORPORATED

06/10/00
DATE

LETTER AGREEMENT

This letter of agreement sets forth the terms of the purchase of the Atlas Minerals Inc.

("Atlas") exploration property database (Exhibit A) located in storage in Reno, Nevada by Platoro West Incorporated ("Platoro"). Platoro shall deliver a check in the amount of $15,000.00 to an authorized Atlas representative prior to taking delivery of the database. Said delivery to occur at the storage facility on June 10, 2000. Atlas shall execute an acceptable bill of sale in the name of Platoro West Incorporated.

The following terms and conditions shall apply to this sale:

1.) Platoro shall grant Atlas access to the data for non-competitive purposes for a period of three years; this access shall not be restricted to non-competitive purposes following the three year period. Atlas agrees to provide Platoro with reasonable notice prior to inspecting any data.

2.) In the event that Platoro sells any of the data to a non-related party, Platoro shall pay Atlas 25% of the proceeds of the sale.

3.) Platoro shall prepare a detailed inventory of the files contained in Exhibit A and provide a copy of the inventory in electronic form to Atlas.

4.) In the event that Atlas, Richard Blubaugh, Greg French, or James Jensen should arrange for the sale of any of the data to a non-related party, Platoro shall pay a further 25% finders fee to the individual responsible for the sale. If these individuals are acting on behalf of Atlas, this fee shall be payable to At1as. Any sale of data by Platoro shall be exclusively at Platoro's option and at terms negotiated by Platoro.

5.) The terms of this purchase shall be considered confidential by Atlas and employees except as required by any regulatory authorities.

6. ) Platoro shall enjoy free title to the database, subject to the provisions herein, and shall be free to use the data in any lawful manner that it sees fit. If the database is vended into a public company in exchange for an equity position or contributed to a joint venture involving Platoro, either in its entirety or in part, the public company or joint venture shall agree in writing to comply with the provisions herein. Such vending or contribution, if it were to occur, would be considered a related party only if exchanged for a significant equity position, defined as 20% (or more) for purposes of this agreement, in the public company or joint venture. Any cash sales shall be subject to the fees contained herein in numbers 2 and 4 above.

This letter of agreement when signed by the parties below shall constitute the entire agreement between the parties.

PLATORO WEST INCORPORATED

"William M. Sheriff"
NAME: William M. Sheriff
DATE: 06/10/00

ATLAS MINERALS INC.

"Gregory M. French"
NAME: Gregory M. French
DATE: 06/10/00